Exhibit 10.33
Scott Strazik
Chief Executive Officer
GE Vernova Inc.

To: Eric Gray

January 21st, 2026

Dear Eric,
We are pleased to offer you promotion to the position of Chief Executive Officer, Power Segment, of GE Vernova Inc. (the “Company”), effective as of January 19, 2026. This position will be based in Atlanta, GA, and will report to me directly. The terms of our offer are below. If this offer is accepted, the terms of your employment shall be amended as set out below.
Salary:     $850,000 (US dollars) paid bi-weekly – using 52.1667 weeks/year
Annual Incentive Plan (“AIP”): You will continue to be eligible to participate in our discretionary AIP, subject to the terms of the plan as in place from time to time. For 2026, your AIP Individual Target (as defined in the AIP) will be 100% of your base salary. Payments are made in the Company’s discretion and are typically based on business performance and individual performance, in each case including risk management and compliance.
Annual Long-Term Incentive Grant: The target grant value of your next annual equity award is expected to be $3,000,000. This award is expected to be granted in 2026 under, and subject to the terms of the Company’s 2024 Long-Term Incentive Plan (“LTIP”). LTIP awards are typically granted in March each year, with the award type and terms determined by and subject to the approval of the Compensation and Human Capital Committee of the Company’s Board of Directors.
Benefits:    You will also continue to be eligible to participate in the Company’s benefit plans, including:
•Reimbursement of up to $4,000 (US dollars) annually for physical health examinations.
•Reimbursement of up to $15,000 (US dollars) annually for financial planning services.
    All aspects of these and other benefits will be governed by the terms of the applicable plan or program as in place from time to time.
Restrictive Covenants. For the avoidance of doubt, the post termination restrictive covenants to which you are already subject shall remain in full force and effect and are unaffected by the terms of this offer.

Scott Strazik
Chief Executive Officer
GE Vernova Inc.

Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company, its affiliates and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company and its affiliates. You further agree that the Employee Invention and Proprietary Information Agreement previously entered into by you, remains in full force and effect and is unaltered by the terms of this offer and that you will continue to abide by the terms of that agreement. Notwithstanding the foregoing, nothing herein prohibits or restricts you from communicating with government or regulatory entities, legislative entities, or self-regulatory organizations without notice to or approval from the Company about possible violations of law.
Except as set out above, your terms and conditions of employment are unaffected by this offer.
Please note, this offer is contingent upon:
•you having the right to work in the United States;
•you successfully passing the Company’s background checks;
•there being no legal reason you cannot take up this offer of employment; and
•your agreement to the conditions of employment described in the company's "Acknowledgement of Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the GE Vernova Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter constitutes or creates a contract of employment.
Eric, we are incredibly excited about your future with the Company. We look forward to your acceptance of this offer and response by email.
If you have any questions, please feel free to contact me.

Sincerely,
/s/ Scott Strazik
Scott Strazik

Please signify your acceptance of this offer letter:

/s/ Eric D. Gray______________                        1-22-26__________________
Signature                                Date